Exhibit 99.1

[Horace Mann Educators Corporation logo]

Horace Mann Announces Property and Casualty Leadership Changes

SPRINGFIELD, Ill., Nov. 1, 2013 /PRNewswire/ -- Horace Mann Educators Corporation (NYSE:HMN) announced today that Stephen P. Cardinal will be leading the Property and Casualty business effective immediately, as Executive Vice President, Property and Casualty. Cardinal succeeds Thomas C. Wilkinson, who will retire at the end of the year.

In his new role, Cardinal will be responsible for all facets of Property and Casualty strategy and operations, including the development of a full suite of products that protect the short term risks of educator customers throughout their lifetime, as well as moving the organization closer to achieving its financial goals.

To assist Cardinal, Horace Mann announced that William J. Caldwell, Jr. will join the company on November 4th in the newly created role of Senior Vice President, Personal Lines. Caldwell joins Horace Mann from QBE North America. He served as Head of Property Product at QBE and Senior Vice President of Product Management at Bank of America.

"The appointment of a seasoned Horace Mann leader that deeply understands the needs and purchasing habits of our niche educator market, combined with the hiring of Bill Caldwell, an innovative executive with extensive personal lines insurance experience and industry knowledge, bodes well for the future success of our Property and Casualty business," said Marita Zuraitis, President and CEO.

"As we continue to look at the structure of our organization and weigh it against the needs and challenges of our strategic direction, the distribution and marketing functions that previously reported to Steve will report directly to me. These changes put us on the right path to achieve our vision of being a more dominant player, providing top tier customer experiences and delivering segmented products to our educator customer base," added Zuraitis.

Cardinal joined Horace Mann in 2008 as Executive Vice President, Marketing, and has over 20 years of experience in the insurance and financial services industry. His career has included positions of increasing responsibility at MetLife, Allstate and Countrywide Insurance Services.

Caldwell has over 20 years of insurance industry experience. He has spent his career in positions of increasing responsibility at QBE North America, Bank of America, Unitrin, eCoverage, GE and Liberty Mutual.

Horace Mann -- the largest national multiline insurance company focusing on educators' financial needs -- provides auto and homeowners insurance, retirement annuities, life insurance and other financial solutions. Founded by Educators for Educators® in 1945, the company is headquartered in Springfield, Ill. For more information, visit www.horacemann.com.

Statements included in this news release that are not historical in nature are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to certain risks and uncertainties. Horace Mann is not under any obligation to (and expressly disclaims any such obligation to) update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Please refer to the company's most recent Quarterly Report on Form 10-Q, as well as past and future filings and reports filed with the Securities and Exchange Commission for information concerning the important factors that could cause actual results to differ materially from those in forward-looking statements.

CONTACT: Investor Relations, Ryan Greenier, 217-788-5738, Ryan.Greenier@horacemann.com, or Media Relations, Michelle Eccles, 217-788-5394, Michelle.Eccles@horacemann.com